Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Verizon Savings and Security Plan for New York and New England Associates of our reports dated February 21, 2020, with respect to the consolidated financial statements of Verizon Communications Inc. (Verizon), and the effectiveness of internal control over financial reporting of Verizon, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2019 and the financial statement schedule of Verizon included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

New York, New York

June 3, 2020